Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Tile Shop Holdings, Inc. of our report dated June 29, 2012 (except for Note 11 as to which the date is November 16, 2012), relating to our audit of Tile Shop Holdings, Inc. and Subsidiaries’ (formerly known as The Tile Shop LLC and Subsidiary) consolidated financial statements as of December 31, 2010 and for each of the two years in the period ended December 31, 2010, which appears in Registration Statement (No. 333-185180) on Form S-1 of Tile Shop Holdings, Inc. filed on December 10, 2012.

/s/ McGladrey LLP

Minneapolis, Minnesota

December 12, 2012